Exhibit 99.1

RPM Reports Sharp Improvement in Fiscal 2012 Third-Quarter Results

•	Third-quarter net sales increase 14% over prior year

•	Net income up five-fold

•	Company maintains full-year EPS guidance

MEDINA, OH – April 5, 2012 – RPM International Inc. (NYSE: RPM) today reported marked increases in net sales, net income and diluted earnings per share for its fiscal 2012 third quarter ended February 29, 2012.

Third-Quarter Results

Net sales, net income and earnings per share for the third quarter all posted strong improvements versus prior-year results in the seasonally weak period. Net sales grew 14.0% to $773.6 million from $678.9 million, while consolidated earnings before interest and taxes (EBIT) grew 99.8%, to $27.1 million from $13.6 million a year ago. Net income attributable to RPM stockholders increased 503.9% to $6.6 million, compared to $1.1 million in the year-ago period. Diluted earnings per share were $0.05, compared to $0.01 in the fiscal 2011 third quarter.

“RPM’s operations delivered exceptional performance during our third quarter, with market share gains and improved demand, as nearly all of our business units generated solid sales increases and substantially stronger growth in earnings,” stated Frank C. Sullivan, chairman and chief executive officer.

Third-Quarter Segment Sales and Earnings

Industrial segment sales grew 11.8% to $501.9 million in the fiscal 2012 third quarter from $449.1 million a year ago. Organic sales improved 5.0%, including a 2.0% decline attributable to foreign exchange, while acquisition growth added 6.8%. Industrial segment EBIT increased 56.9%, to $21.3 million from $13.6 million in the fiscal 2011 third quarter.

“Most of our industrial product lines, both domestically and in Europe, posted gains in sales and EBIT, with high-performance industrial coatings and maintenance products continuing to perform exceptionally well. Overall unit volume in the segment was up more than 5%. Some units serving commercial construction markets, notably concrete admixtures and construction sealants, had sharp improvements over the prior year. We are heartened by the sales improvements by most of our businesses serving commercial construction, as depressed conditions in that market have challenged us for the past three years,” Sullivan stated.

RPM’s consumer segment enjoyed an 18.2% increase in net sales to $271.7 million from $229.8 million in the fiscal 2011 third quarter, including a 17.9% gain in organic sales, which included a 0.6% decline due to unfavorable foreign exchange, while acquisition growth contributed 0.3%. Consumer segment EBIT increased 34.4%, to $21.5 million from $16.0 million a year ago.

RPM Reports Sharp Improvement in Fiscal 2012 Third-Quarter Results

April 5, 2012

“Our consumer segment benefited from the introduction of new products, market share gains and increased consumer spending. The strong, double-digit growth in our consumer businesses also resulted from the mild weather in comparison to last year’s extended cold and snowy winter season,” stated Sullivan.

Cash Flow and Financial Position

For the first nine months of fiscal 2012, cash from operations was $153.5 million, compared to $191.0 million in the first nine months of fiscal 2011. Capital expenditures during the current nine-month period of $34.4 million compare to depreciation of $38.8 million over the same time. Total debt at the end of the first nine months was $1.1 billion, approximately equal to the level at the end of fiscal 2011 and compared to $935.7 million at the end of the third quarter of fiscal 2011. RPM’s net (of cash) debt-to-total capitalization ratio was 39.6%, compared to 34.8% at May 31, 2011, and both remain at the low end of the company’s historic norms.

“RPM continues to utilize our strong cash and liquidity position to support acquisitions that will enhance the geographic footprint and product line offerings of our operating companies and add strategic platforms to our operating groups. At February 29, 2012, liquidity, including cash and long-term committed available credit, stood at $733.3 million,” Sullivan stated.

Nine-Month Sales and Earnings

Fiscal 2012 nine-month net sales, net income and diluted earnings per share all posted double-digit gains. Net sales increased 11.5% to $2.68 billion from $2.40 billion during the first nine months of fiscal 2011. Consolidated EBIT increased 14.1% to $256.6 million from $225.0 million during the first nine months of fiscal 2011. Net income attributable to RPM stockholders grew 12.2% to $133.4 million from $118.9 million a year ago. Diluted earnings per share attributable to RPM stockholders improved 12.1% to $1.02 from $0.91 in fiscal 2011.

Nine-Month Segment Sales and Earnings

Sales for RPM’s industrial segment increased 10.8%, to $1.81 billion from $1.63 billion in the fiscal 2011 first nine months. The organic sales increase was 6.8%, including foreign exchange gains of 1.2%, while acquisition growth added 4.0%. Industrial segment EBIT grew 16.0% to $192.0 million from $165.6 million in the first nine months of fiscal 2011.

In the consumer segment, nine-month sales increased 12.9% to $865.2 million from $766.2 million reported in the first nine months of fiscal 2011. Organic sales increased by 12.8%, including foreign exchange gains of 0.6%, and acquisition growth added 0.1%. Consumer segment EBIT improved 8.0%, to $99.7 million from $92.3 million in the first nine months a year ago.

Two Acquisitions Completed

On January 3, 2012, the RPM Building Solutions Group acquired FEMA Farben + Putze GmbH (FEMA GmbH), a $40 million German manufacturer and supplier of External Insulating and Finishing Systems (EIFS) and complementary product lines for the German and French construction markets.

RPM Reports Sharp Improvement in Fiscal 2012 Third-Quarter Results

April 5, 2012

On April 4, 2012, the company announced that its Rust-Oleum Group acquired HiChem Paint Technologies Pty. Ltd., a $23 million Australian manufacturer of automotive aftermarket coatings, as well as specialty coatings for industrial applications and home maintenance.

Terms of both transactions, which are expected to be accretive to earnings within one year, were not disclosed.

Business Outlook

“Having recently completed our annual growth and strategy meetings with our operating companies, we remain confident in our initial guidance for the 2012 fiscal year of diluted earnings per share growth of 10% to 15%, and that fiscal 2013 will be another year of solid sales and earnings growth for RPM, ” Sullivan stated.

Conference Call and Webcast Information

Management will host a conference call to discuss the results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-510-9661 or 617-614-3452 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on April 5, 2012 until 11:59 p.m. EDT on April 12, 2012. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 53792152. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Robert L. Matejka, senior vice president and chief financial officer, at 330-273-5090 or rmatejka@rpminc.com.

# # #

RPM Reports Sharp Improvement in Fiscal 2012 Third-Quarter Results

April 5, 2012

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2011, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011

Net Sales	$773,643	$678,920	$2,675,646	$2,400,073
Cost of sales	470,443	409,402	1,593,799	1,415,632

Gross profit	303,200	269,518	1,081,847	984,441
Selling, general & administrative expenses	277,456	256,676	833,553	761,366
Interest expense	17,897	16,502	53,612	49,012
Investment (income), net	(2,190)	(4,903)	(3,259)	(11,189)
Other (income), net	(1,399)	(746)	(8,369)	(1,945)

Income before income taxes	11,436	1,989	206,310	187,197
Provision for income taxes	3,512	796	61,127	57,507

Net income	7,924	1,193	145,183	129,690
Less: Net income attributable to noncontrolling interests	1,299	96	11,816	10,806

Net income attributable to RPM International Inc. Stockholders	$6,625	$1,097	$133,367	$118,884

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.05	$0.01	$1.02	$0.92

Diluted	$0.05	$0.01	$1.02	$0.91

Average shares of common stock outstanding - basic	128,121	127,166	128,072	127,383

Average shares of common stock outstanding - diluted	130,377	129,442	128,627	128,020

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011

Net Sales:
Industrial Segment	$501,925	$449,092	$1,810,479	$1,633,914
Consumer Segment	271,718	229,828	865,167	766,159

Total	$773,643	$678,920	$2,675,646	$2,400,073

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (a)	$20,422	$12,603	$189,192	$162,754
Interest (Expense), Net (b)	(874)	(968)	(2,856)	(2,837)

EBIT (c)	$21,296	$13,571	$192,048	$165,591

Consumer Segment
Income Before Income Taxes (a)	$21,531	$16,002	$99,796	$92,381
Interest (Expense), Net (b)	36	3	51	33

EBIT (c)	$21,495	$15,999	$99,745	$92,348

Corporate/Other
(Expense) Before Income Taxes (a)	$(30,517)	$(26,616)	$(82,678)	$(67,938)
Interest (Expense), Net (b)	(14,869)	(10,634)	(47,548)	(35,019)

EBIT (c)	$(15,648)	$(15,982)	$(35,130)	$(32,919)

Consolidated
Income Before Income Taxes (a)	$11,436	$1,989	$206,310	$187,197
Interest (Expense), Net (b)	(15,707)	(11,599)	(50,353)	(37,823)

EBIT (c)	$27,143	$13,588	$256,663	$225,020

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	February 29, 2012	February 28, 2011	May 31, 2011
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$272,178	$275,479	$435,011
Trade accounts receivable	640,780	566,355	740,460
Allowance for doubtful accounts	(27,381)	(22,485)	(27,597)

Net trade accounts receivable	613,399	543,870	712,863
Inventories	517,172	472,984	463,120
Deferred income taxes	16,438	21,434	17,764
Prepaid expenses and other current assets	265,245	217,962	239,212

Total current assets	1,684,432	1,531,729	1,867,970

Property, Plant and Equipment, at Cost	1,044,980	978,169	998,245
Allowance for depreciation and amortization	(642,199)	(596,691)	(608,218)

Property, plant and equipment, net	402,781	381,478	390,027

Other Assets
Goodwill	869,557	824,413	831,489
Other intangible assets, net of amortization	349,533	314,368	312,867
Other	107,782	103,770	112,676

Total other assets	1,326,872	1,242,551	1,257,032

Total Assets	$3,414,085	$3,155,758	$3,515,029

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$287,363	$264,539	$358,790
Current portion of long-term debt	3,238	2,867	2,549
Accrued compensation and benefits	133,427	127,964	156,981
Accrued loss reserves	52,200	64,885	57,645
Other accrued liabilities	147,080	144,398	159,324

Total current liabilities	623,308	604,653	735,289

Long-Term Liabilities
Long-term debt, less current maturities	1,099,460	932,839	1,106,304
Other long-term liabilities	218,740	256,265	224,026
Deferred income taxes	73,373	55,331	62,042

Total long-term liabilities	1,391,573	1,244,435	1,392,372

Total liabilities	2,014,881	1,849,088	2,127,661

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 131,488; 130,430; 130,580)	1,315	1,304	1,306
Paid-in capital	750,386	745,514	735,245
Treasury stock, at cost	(69,068)	(62,430)	(62,495)
Accumulated other comprehensive income (loss)	(46,965)	(13,122)	6,073
Retained earnings	632,530	540,258	583,035

Total RPM International Inc. stockholders’ equity	1,268,198	1,211,524	1,263,164
Noncontrolling interest	131,006	95,146	124,204

Total equity	1,399,204	1,306,670	1,387,368

Total Liabilities and Stockholders’ Equity	$3,414,085	$3,155,758	$3,515,029

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) IN THOUSANDS

	Nine Months Ended
	February 29, 2012	February 28, 2011

Cash Flows From Operating Activities:
Net income	$145,183	$129,690
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	38,800	39,482
Amortization	15,903	15,049
Deferred income taxes	(3,025)	5,831
Stock-based compensation expense	9,873	8,769
Other	(6,127)	(308)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	128,391	98,554
(Increase) in inventory	(25,399)	(81,387)
(Increase) in prepaid expenses and other current and long-term assets	(1,115)	(15,564)
(Decrease) in accounts payable	(87,199)	(38,356)
(Decrease) in accrued compensation and benefits	(28,222)	(9,509)
(Decrease) in accrued loss reserves	(5,896)	(958)
(Decrease) increase in other accrued liabilities	(40,013)	25,284
Other	12,300	14,407

Cash From Operating Activities	153,454	190,984

Cash Flows From Investing Activities:
Capital expenditures	(34,438)	(21,737)
Acquisition of businesses, net of cash acquired	(151,180)	(38,972)
Purchase of marketable securities	(58,853)	(71,556)
Proceeds from sales of marketable securities	43,894	63,369
Investments in unconsolidated subsidiaries	(9,828)
Other	8,077	2,347

Cash (Used For) Investing Activities	(202,328)	(66,549)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	22,148	37,831
Reductions of long-term and short-term debt	(39,484)	(30,739)
Cash dividends	(83,871)	(81,189)
Repurchase of stock	(6,574)	(21,759)
Exercise of stock options	6,151	8,053

Cash (Used For) Financing Activities	(101,630)	(87,803)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(12,329)	23,492

Net Change in Cash and Cash Equivalents	(162,833)	60,124

Cash and Cash Equivalents at Beginning of Period	435,011	215,355

Cash and Cash Equivalents at End of Period	$272,178	$275,479